Exhibit 10.1

AMENDMENT TO SECURED PROMISSORY NOTE

DUE DECEMBER 18, 2009

This Amendment to Promissory Note (the “Amendment”) effective 18th December 2007, is entered into this 25th day of June, by and between EBIX, INC., a Delaware corporation with its principal place of business at 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328 (the “Company”) and WHITEBOX VSC, LTD., a limited partnership organized under the laws of the British Virgin Islands (the “Holder”).

WHEREAS, on December 18, 2007, the Company executed and delivered to the Holder a secured promissory (the “Promissory Note”), the principal sum of which being Twenty Million and No/100 Million Dollars ($20,000,000); and

WHEREAS, the Promissory Note contains a “Change of Control” provision by which the Holder might redeem the Promissory Note upon a Change of Control Transaction of the Company for cash in the amount 110% of either the value of the then current outstanding principal amount of plus accrued interest on said Promissory Note or a conversion price ratio based on the Company’s common stock trading average for the previous twenty (20) trading days prior to a Change of Control Transaction; and

WHEREAS, the Change in Control Put provision in Promissory Note’s “Change of Control” provision can result in unforeseen financial reporting consequences to the Company; and

WHEREAS, neither the Company nor the Holder did foresee nor intended such financial reporting as a result of the Change in Control Put provision in the Promissory Note; and

WHEREAS, the Company and the Holder wish to amend the Promissory Note to revise the contingency characteristics of the Change in Control Put

NOW THEREFORE, in consideration of the promises, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder hereto agree as follows:

1.  Recitals.  The above recitals are true and correct.

2.  Redemption Upon a Change of Control. Section 6 of the Promissory Note is hereby deleted retroactively with effect from December 18, 2007.

3.  Other Provisions Not Affected.  Except as expressly amended herein, all of the other terms and provisions of the Promissory Note shall not be affected hereby and shall remain in full force and effect.

4.  Definitions.  The capitalized terms used in this Amendment, unless expressly defined herein, shall have the meanings ascribed to such terms in the Promissory Note.

5. Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and the Holder have duly executed this Amendment, as the case may be, all as of the day and year first above written.

COMPANY:

EBIX, INC.

By:
Robin Raina
Chief Executive Officer

HOLDER: